Exhibit 99.1

Rostock Ventures Corp. Announces the Appointment of the New President and CEO

SAN DIEGO, CALIFORNIA--(Marketwire - 05/10/11) - Rostock Ventures Corp. (the "Company") (OTC.BB:ROSV - News), a mining exploration and development company formed to acquire, develop, and exploit natural resource properties, is pleased to announce the appointment of Mr. Gregory Rotelli as President of Rostock. Mr. Rotelli is the Principal of Pacific Coast Capital Group, LLC and has over 25 years experience in senior management for both public and early-stage private companies, including former Chief Operating Officer for Direct Stock Market, an online investment bank for emerging growth venture capital financing. His broad range of talent spans operational management, Internet development, new media strategy and capital acquisition. Mr. Rotelli has advised and negotiated in both structured financings and early stage investment capital raising up to a $150 million securitization. Mr. Rotelli has held lead positions in both technology start-ups as well as with established public companies. Mr. Rotelli holds a BA degree in Classics from Brown University in Rhode Island in 1982. He was deemed a Distinguished Scholar at the Regent University in Virginia, where he received his MBA in Marketing and Management in 1985. Mr. Rotelli serves on the boards of directors and strategic advisory boards of several technology, oil & gas, financial services and healthcare companies. Management wishes to thank Mr. Luis Carrillo for all his efforts to move the company forward in the past few years.

Rostock's current project is the Yukon Claim which is approximately 3200 contiguous acres and lies within the globally prolific mining region known as the Tintina Gold Belt.

Forward-looking statements: Some of the statements contained in this press release are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements, including the risks and uncertainties related to the progress, timing, cost, and results of exploration programs; competition from other exploration or mining companies; and the company's ability to obtain additional funding required to conduct its exploration activities. Please refer to the company's filings with the Securities and Exchange Commission for a comprehensive list of risk factors that could cause actual results, performance or achievements of the company to differ materially from those expressed or implied in such forward looking statements. The company undertakes no obligation to update or revise any forward-looking statements.

Contacts:

Rostock Ventures Corp.
info@rostockcorp.com
www.rostockcorp.com